UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	August 31, 2006

Pennichuck Corporation

(Exact Name of Registrant as Specified in Its Charter)

New Hampshire

(State or Other Jurisdiction of Incorporation)

0-18552	02-0177370
(Commission File Number)	(IRS Employer Identification No.)

25 Manchester Street, Merrimack, New Hampshire	03054
(Address of Principal Executive Offices)	(Zip Code)

(603) 882-5191

(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

(17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

(17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.        Entry into a Material Definitive Agreement

On March 22, 2005, Pennichuck Corporation ("Pennichuck") and Fleet National Bank, a Bank of America company (the "Bank"), entered into a loan agreement ("Loan Agreement") pursuant to which the Bank agreed to make a certain revolving line of credit loan available to Pennichuck up to the maximum principal amount of $16.0 million (the "Loan" or the "Line of Credit"), subject to the terms and conditions of the Loan Agreement. The Line of Credit was described in more detail in Pennichuck's Current Report on Form 8-K dated March 22, 2005, which description is incorporated herein by reference. Capitalized terms used in this Report and not otherwise defined have the respective meanings assigned to them in the March 22, 2005 Current Report.

On August 31, 2006, the Company and Bank of America (the successor to Fleet National Bank, the "Bank") amended the Loan Agreement, the Line of Credit and the related agreements (collectively, the "Loan Documents"). The terms and conditions of the amendments to the Loan Documents (collectively, the "Amendment") that are material to Pennichuck are as follows:

Maturity date:	The Maturity Date of the Line of Credit has been extended to June 30, 2009 from December 31, 2007.
Primary and Secondary Facilities:

The Amendment provides for two separate borrowing facilities. Under one facility (the "Primary Facility"), Pennichuck may borrow up to the maximum principal amount of $12.0 million.

Under the second facility (the "Secondary Facility"), Pennichuck may borrow up to the maximum principal amount of $4.0 million.

Security:

The Amendment provides that Pennichuck's obligations under the Loan Documents with respect to the Primary Facility are secured by a pledge of 100% of the ownership interest in the following wholly-owned Pennichuck subsidiaries: Pennichuck Water Works, Inc. ("Pennichuck Water"), Pennichuck East Utility, Inc., Pittsfield Aqueduct Company, and The Southwood Corporation.

The Amendment provides that Pennichuck's obligations under the Loan Documents with respect to the Secondary Facility are secured by the Guaranty Agreement with Pennichuck Water. Under the Amendment, Pennichuck Water's liability under the Guaranty Agreement is limited to Pennichuck's obligations with respect to the Secondary Facility.

Interest rate:

At Pennichuck's option, advances under the Line of Credit will bear interest at (i) a variable per annum rate equal to the Prime Rate plus the Prime Applicable Margin (as such terms are defined in the Loan Agreement); or (ii) a per annum rate equal to the one, two, three or six month LIBOR plus the LIBOR Applicable Margin (as such terms are defined in the Loan Agreement).

The Amendment increased the LIBOR Applicable Margin to the range of 1.25%-1.75% based on financial ratios. Prior to the Amendment, the LIBOR Applicable Margin was a range of 1.0%-1.5% based on financial ratios.

Covenants:

The Amendment modified the following financial ratios, which are determined or computed in accordance with generally accepted accounting principles with respect to Pennichuck on a consolidated basis:

(a)           The Amendment decreased the minimum level of "Tangible Net Worth," as defined in the Loan Agreement as amended, that Pennichuck is required to maintain $35 million plus new equity issuance, if any. Prior to the Amendment, the minimum level of Tangible Net Worth was $40 million.

(b)           The Amendment modified the debt to capital ratio under the Loan Agreement. Under the Amendment, Pennichuck is required to maintain a ratio of "Long Term Debt" to "Capital," each as defined in the Loan Agreement as amended, less than 60%. For purposes of this ratio, Long Term Debt is reduced by unrestricted cash and short-term investments in excess of $400,000. Prior to the Amendment, Pennichuck was required to maintain a ratio of total debt to capital less than 65%.

Item 8.01.        Other Events

On August 24, 2006, Pennichuck Water implemented a legal defeasance transaction for its outstanding $780,000 New Hampshire Industrial Development Authority 7.50% 1988 Series tax-exempt bonds ("1988 Series Bonds"). Pennichuck Water placed U.S. treasury securities in an irrevocable escrow account with The Bank of New York, the Bond Trustee, in an aggregate amount sufficient to provide for all remaining scheduled principal and interest payments on the 1988 Series Bonds. This defeasance transaction discharged all future Pennichuck Water obligations with respect to the 1988 Series Bonds, and Pennichuck Water will no longer record the debt in its financial statements. In addition, Pennichuck Water will no longer be subject to the covenants under the 1988 Series Bonds, one of which restricted Pennichuck Water from issuing long-term debt unless Pennichuck Water's earnings available for interest divided by its interest expense exceeded 175%.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNICHUCK CORPORATION

Date: September 7, 2006                                                  By: /s/ William D. Patterson

By: William D. Patterson

Title: Senior Vice President